PROSPECTUS SUPPLEMENT
(To Prospectus dated November 1, 1996)


                        MEDIMMUNE, INC.

         $60,000,000 Principal Amount of 7% Convertible
                  Subordinated Notes due 2003
            (Interest payable January 1 and July 1)

                3,048,780 Shares of Common Stock
                        _______________________

     This document supplements the Prospectus dated November 1, 1996 relating to (i) $60,000,000 aggregate principal amount of 7% Convertible Subordinated Notes due 2003 (the "Notes") of MedImmune, Inc., a Delaware corporation (the "Company"), and (ii) 3,048,780 shares of Common Stock of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock of the Company as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Morgan Stanley & Co. Incorporated in July 1996 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On November 29, 1996 the closing price of the Common Stock of the Company on the Nasdaq National Market was $15.25 The Common Stock of the Company is traded under the symbol "MEDI."

     Selling Securityholder:       State of Connecticut
                                   c/o Oaktree Capital Management, LLC
                                   550 South Hope Street, 22nd Floor
                                   Los Angeles, California  90071

     Securities Being Sold:        $1,000,000 aggregate principal
                                   amount of 7% Convertible
                                   Subordinated Notes due 2003

     Price:                        99 3/4%

     Participating Broker-Dealer:  Morgan Stanley Co. Incorporated

     Commission or Compensation:   None


     As of November 26, 1996, the Selling Securityholder beneficially owned $1,000,000 aggregate principal amount of Notes, representing 1.7% of the Notes outstanding as of such date. As of such date, the Selling Securityholder did not beneficially own any shares of Common Stock of the Company, other than the shares of Common Stock into which the Notes beneficially owned by the Selling Securityholder are convertible. The Notes being offered by the Selling Securityholder hereby represent all of the Notes beneficially owned by the Selling Securityholder as of November 26, 1996.
                        _______________________

SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
PROSPECTIVE INVESTORS.

                        _______________________

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
             ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                    REPRESENTATION TO THE CONTRARY
                        IS A CRIMINAL OFFENSE.

                        _______________________


The date of this Prospectus Supplement is December 2, 1996.